Exhibit 99.1
420 Lexington Avenue New York, NY 10170 800.468.7526

FOR IMMEDIATE RELEASE

CONTACT:
Stacy Slater
Senior Vice President, Investor Relations 800.468.7526
stacy.slater@brixmor.com
BRIXMOR PROPERTY GROUP ANNOUNCES ENHANCEMENTS TO LEASING TEAMS
- Brian Finnegan Named Executive Vice President, Leasing -

NEW YORK, NOVEMBER 3, 2014 - Brixmor Property Group Inc. (NYSE: BRX) announced today a series of management changes designed to support its national and regional leasing strategies, including the Company’s recently announced Raising the Bar initiative. This program involves upgrading its centers’ merchandise mix with strong, best-in- class anchors to drive higher sales, traffic and small shop leasing, while elevating center appeal to improve rent levels and shopping center net operating income.

Brian Finnegan has been promoted to the position of Executive Vice President - Leasing from his previous post of Senior Vice President - Leasing, West. In his new role, Mr. Finnegan will have strategic and day-to-day responsibility for all leasing efforts conducted through the Company’s network of three regional and 12 leasing offices, as well as oversee the Company’s marketing efforts. Michael Moss, Executive Vice President, National Accounts will continue to drive the Company’s National Accounts program, which focus on maximizing leasing opportunities across the Company’s portfolio by building and maintaining retailer contacts and relationships nationwide. Brian will be replacing Timothy Bruce, who has resigned from his position to pursue other interests.

Most recently, Mr. Finnegan oversaw the leasing and redevelopment of Brixmor’s community and neighborhood shopping centers in six states, including Arizona, California, Colorado, Nevada, New Mexico and Texas. Under his leadership, both occupancy and same property NOI at these properties increased substantially since 2011, driven by leases with retailers such as Walmart Neighborhood Market, Ross Dress for Less, The TJX Companies, DICK’S Sporting Goods and Smart & Final.

Mr. Finnegan has been employed the Company since 2005 and has held numerous positions of increasing seniority in leasing and redevelopment across the geographic breadth of Brixmor’s portfolio. These positions include Regional Vice President, Leasing, West Region; Vice President, Redevelopment, Southeast Region and Senior Leasing Representative for the Philadelphia metro area. Until April 2005, Mr. Finnegan was a Senior Leasing Associate at Kramont Realty Trust, a predecessor of Brixmor.

In conjunction with these changes, Matthew Berger has been promoted to Senior Vice President - Leasing, West and David Gerstenhaber has been promoted to Senior Vice President, National Accounts.

“These promotions are indicative of our strong management bench and underscore our commitment to upgrading the overall quality of our shopping center portfolio and maximizing our tenant relationships. Brian’s focus on day-to-day operations will

420 Lexington Avenue New York, NY 10170 800.468.7526

enable us to maintain critical connectivity with our regional and local markets. We look forward to the contributions of these individuals,” said Michael Carroll, Chief Executive Officer of Brixmor.

About Brixmor Property Group
Brixmor owns and operates the nation's largest wholly owned portfolio of grocery-anchored community and neighborhood shopping centers, with 522 properties aggregating approximately 87 million square feet of gross leasable area located primarily across the top 50 U.S. metro markets. Brixmor leverages its national footprint, local market knowledge and operational expertise to support the growth of its retail tenants. The Company is focused on maximizing the value of its portfolio through its extensive leasing capabilities and anchor space repositioning / redevelopment platform. Headquartered in New York City, the Company is the largest landlord to The TJX Companies and The Kroger Company. For additional information, please visit www.brixmor.com.

Safe Harbor Language
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business, its financial results, its liquidity and capital resources and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

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